UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2012 (February 17, 2012)

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	001-33872	23-2201716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Cedar Street , Lititz, Pennsylvania	17543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 626-4721

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 17, 2012, Susquehanna Bancshares, Inc. (“Susquehanna”) completed its acquisition of Tower Bancorp, Inc. (“Tower”) pursuant to that certain Agreement and Plan of Merger, dated June 20, 2011, as amended September 28, 2011, between Susquehanna and Tower (the “Merger Agreement”), under which Tower was merged with and into Susquehanna (the “Merger”), with Susquehanna being the corporation surviving the Merger. The Merger became effective at 11:58 p.m. on February 17, 2012 (the “Effective Time”). Immediately following the Effective Time, Graystone Tower Bank, a wholly-owned subsidiary of Tower (“Graystone Tower Bank”), merged with and into Susquehanna Bank, a wholly-owned subsidiary of Susquehanna (“Susquehanna Bank”), pursuant to that certain Agreement and Plan of Merger, dated October 25, 2011, with Susquehanna Bank being the corporation surviving such merger.

Pursuant to the Merger Agreement, Tower shareholders had the opportunity to elect to receive in exchange for each share of Tower common stock they owned immediately prior to completion of the Merger either 3.4696 shares of Susquehanna common stock or a cash payment of $28.00, with $88 million of the aggregate consideration being paid in cash and subject to allocation procedures described in the Merger Agreement. Following the Merger, the combined company has $17.5 billion in assets and Susquehanna Bank has approximately $12.5 billion in deposits and more than $12 billion in loans. The Merger Agreement is being filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointments to the Board of Directors

On February 17, 2012, Andrew Samuel, the Chairman and Chief Executive Officer of Tower, and Robert E. Poole, Jr. and Jeffrey F. Lehman, each a director of Tower, were appointed to the Board of Directors (the “Board”) of Susquehanna, effective immediately following the consummation of the Merger, pursuant to the Merger Agreement. Concurrent with his appointment to the Board, Mr. Lehman was also appointed to the Board’s Executive Committee. The Board does not expect at this time this that it will appoint Mr. Samuel or Mr. Poole to any committees of the Board.

(e) Compensatory Arrangements of Certain Officers

Employment Agreement with Andrew Samuel

General Summary

Pursuant to the Merger Agreement, on June 20, 2011, Susquehanna and Susquehanna Bank entered into an Employment Agreement with Andrew Samuel (the “Employment Agreement”), which became effective on February 17, 2012 and extends through December 31, 2014. The Employment Agreement supersedes and replaces the Employment Agreement between Mr. Samuel, Tower and Graystone Bank, a wholly-owned subsidiary of Tower, dated August 28, 2007 and as amended November 12, 2008 (the “Prior Employment Agreement”). Under the terms of the Employment Agreement, Mr. Samuel is employed by Susquehanna as the President and Chief Revenue Officer of Susquehanna.

Pursuant to the Employment Agreement, Mr. Samuel will receive an annual salary of $550,000. Also pursuant to the Employment Agreement, on February 17, 2013, the one year anniversary of the effective date of the Merger, Mr. Samuel is entitled to receive a one-time retention payment of approximately $2.8 million in consideration of the amounts owed to him under the Prior Employment Agreement upon the closing of the Merger and for his entry into, and compliance with, the two-year restrictive covenants set forth in the Employment Agreement. Mr. Samuel’s right to this one-time retention payment is contingent on his continued employment with Susquehanna through February 17, 2013. Mr. Samuel is also entitled to certain benefits under the Employment Agreement, including group term life insurance, health benefits and an automobile allowance, and may participate in any thrift, profit sharing, pension or similar programs maintained by Susquehanna.

Termination

Under the terms of the Employment Agreement, Mr. Samuel may be terminated by Susquehanna with or without cause or Mr. Samuel may resign due to an Adverse Change (as defined in the Employment Agreement). Upon a termination of employment without cause or due to an Adverse Change, Mr. Samuel will be entitled to the payments and/or benefits described below:

•	payment of all accrued and unpaid base salary through the date of termination;

•	payment for all accrued but unused vacation days;

•	payment of any bonus payable for the period ending prior to termination of employment;

•

bi-weekly payments for a period of two (2) years (the “Severance Period”) equal to 1/26 of the Average Annual Compensation (which means the average of the base salary and annual bonuses received by Mr. Samuel);

•	the benefit accrued under all defined benefit pension plans had the executive remained employed for the Severance Period;

•

a lump sum cash payment within sixty (60) days of the termination date equal to the monthly COBRA costs for health benefits (less any employee portion) times the number of months in the Severance Period; and

•

a payment each month equal to the monthly premium costs Susquehanna would have paid for coverage and participation in the group term life, disability and accidental death and dismemberment insurance had Mr. Samuel remained employed by Susquehanna for the Severance Period.

Additionally, Mr. Samuel is bound by certain non-competition and non-solicitation covenants which extend for a period of two (2) years following termination of employment.

Termination Following a Change in Control

In the event Mr. Samuel’s employment is terminated without Cause or due to an Adverse Change following a change in control, Mr. Samuel will be entitled to the following:

•	the Severance Period will be extended from two (2) years to three (3) years; and

•

an additional fully vested benefit under Susquehanna’s non-qualified pension plan equal to the difference between: (A) the benefit that the he would have accrued under all of Susquehanna’s defined benefit pension plans, assuming: (i) he remained continuously employed by Susquehanna until the third anniversary of the change in control, (ii) his compensation increased at a rate of 4% per year, and (iii) the terms of all such pension plans remained identical to those in effect immediately prior to the change in control; and (B) the actual benefit due to Mr. Samuel under all of Susquehanna’s defined benefit plans.

In addition, for two (2) years following the termination of employment after any change in control, Mr. Samuel agrees to remain available to provide Susquehanna with transition assistance on matters with which he was involved during his employment. Mr. Samuel shall provide such assistance in a timely manner on reasonable notice from Susquehanna and shall not be entitled to any separate compensation for these services, other than reimbursement for reasonable out-of-pocket expenses actually incurred.

In order to receive any severance or termination payments or benefits described above, Mr. Samuel is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by Susquehanna.

In the event of a termination following a change in control, Mr. Samuel is not entitled to gross-up payment for any excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event any payments to Mr. Samuel would otherwise constitute a parachute payment under Section 280G of the Code, then the payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Samuel without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

In addition, upon a change in control, any incentive awards applicable to incentive program cycles in effect at the time of the change in control will become fully vested and payable at target levels, without regard to whether Mr. Samuel remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Other Events.

On February 18, 2012, Susquehanna issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of Susquehanna.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated June 20, 2011, as amended September 28, 2011, between Susquehanna Bancshares, Inc. and Tower Bancorp, Inc. (Incorporated by reference to the conformed copy of the agreement included as Annex A to Amendment No. 1 to Joint Proxy Statement/Prospectus on Form S-4 filed by Susquehanna Bancshares, Inc. with the Securities and Exchange Commission on October 3, 2011)

10.1	Employment Agreement, dated June 20, 2011, effective as of February 17, 2012, between Susquehanna Bancshares, Inc., Susquehanna Bank and Andrew Samuel.

99.1	Press Release, dated February 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Lisa M. Cavage
Lisa M. Cavage
Senior Vice President, Secretary and Counsel

Dated: February 21, 2012

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated June 20, 2011, as amended September 28, 2011, between Susquehanna Bancshares, Inc. and Tower Bancorp, Inc. (Incorporated by reference to the conformed copy of the agreement included as Annex A to Amendment No. 1 to Joint Proxy Statement/Prospectus on Form S-4 filed by Susquehanna Bancshares, Inc. with the Securities and Exchange Commission on October 3, 2011)

10.1	Employment Agreement, dated June 20, 2011, effective as of February 17, 2012, between Susquehanna Bancshares, Inc., Susquehanna Bank and Andrew Samuel.

99.1	Press Release, dated February 18, 2012.